EXHIBIT 10.1

SPECIFIC TERMS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST TO THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED INFORMATION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”) is made effective as of March 1, 2009 (the “Effective Date”), by and between RANCHER ENERGY CORP., a Nevada corporation (“Assignor” or “Rancher”), and MERIT ENERGY COMPANY, LLC, a Delaware limited liability company (“Assignee” or “Merit”).

WHEREAS, as of the Effective Date, Assignor holds all right, title and interest, powers and privileges in and to that certain Carbon Dioxide Sale & Purchase Agreement dated as of February 1, 2008 by and between ExxonMobil Gas & Power Marketing Company (a division of ExxonMobil corporation) (“Exxon”), as seller, and Rancher Energy Corp., as buyer (the “Contract”; capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms in the Contract), which governs Exxon’s agreement to sell, and Assignor’s agreement to purchase, certain quantities of Carbon Dioxide;

WHEREAS, Assignor wishes to assign to Assignee, and Assignee wishes to assume, that portion of Assignor’s right, title and interest in and to the Contract as it relates solely to Assignor’s right to purchase from Exxon and obligations related thereto, a Daily Contract Quantity of thirty-seven and one-half (37.5) MMCF per day of Carbon Dioxide during the Initial Merit Term (as hereinafter defined), (collectively, the “Assigned Interests”); and

WHEREAS, Assignor also wishes to grant to Assignee, and Assignee wishes to receive, an option to purchase a portion of the Carbon Dioxide to which Assignor is otherwise entitled or obligated to purchase under the Contract.

NOW, THEREFORE, for One Hundred Dollars ($100.00) and other good and valuable consideration including without limitation the mutual promises exchanged herein, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

1.	Term Assignment and Assumption:

(a)
As of the Effective Date, Assignor hereby TRANSFERS, CONVEYS, SELLS and ASSIGNS to Assignee all of its right, title and interest in and to the Assigned Interests, together with every right, privilege, and appurtenance relating to the Assigned Interests, free and clear of all liens and encumbrances arising by, through or under Assignor (the “Term Assignment”).  The Initial Merit Term is hereby defined as the period beginning on the Start-Up Date and continuing for two years thereafter.

(b)
Assignor and Assignee agree that this Agreement shall have the effect of creating two (2) contracts with Exxon that are separately performable and separately terminable.  Assignor and Assignee agree that the parties shall perform under the Contract as two (2) separate and distinct contracts, one as between Assignee and Exxon with respect to the Assigned Interests (the “Merit Contract”) and one as between Assignor and Exxon with respect to Assignor’s remaining rights under the Contract (subject to Assignee’s other rights hereunder, including the Options (as defined herein)).  For sake of clarity, in the event Assignee terminates the Merit Contract in accordance with the Assumption, Assignee shall have no obligation to purchase any Carbon Dioxide from Assignor, but shall retain the Options and such other rights as may exist under this Agreement (including, without limitation, those rights under Section 2(h)).

(c)
During the Initial Merit Term, Assignee hereby affirmatively and unconditionally assumes all of the obligations of Assignor under or by virtue of the Assigned Interests arising from and after the Effective Date.

(d)
Assignee hereby agrees to pay to Assignor an amount equal to (**) per MCF of Carbon Dioxide for which Assignee is required to pay Exxon as a result of this Assignment; provided, however, for the sake of clarity, this fee paid by Assignee to Assignor shall not apply to (i) Make-Up Volumes, (ii) volumes not meeting Quality Specifications, (iii) volumes for which Assignee is not obligated to pay Exxon under the Contract, or (iv) to the extent Merit terminates the Merit Contract in accordance with the Assumption.  Payments by Assignee shall be made to Assignor monthly on or before the end of the month following the month in which volumes were paid for by Assignee to Exxon.

(e)
Assignee agrees to indemnify and hold the Assignor Indemnified Parties (as defined below) harmless from and against any and all claims, demands and causes of action of any kind and all losses, damages, liabilities, costs and expenses of whatever nature (including court costs and reasonable attorneys’ fees) (collectively, “Claims”) arising out of, or incident to, or occurring in connection with or relating to the Assigned Interests during the Initial Merit Term, including, without limitation, any non-compliance by Assignee with the terms and conditions of the Contract during the Initial Merit Term, but only insofar as such Claims pertain to the Assigned Interests.  As used herein, the “Assignor Indemnified Parties” shall mean Assignor and its successors, permitted assigns, and their respective affiliates, subsidiaries, shareholders, members, partners, officers, directors, employees, and agents.

(f)
Assignor agrees to indemnify, defend, and hold the Assignee Indemnified Parties (as defined below) harmless from and against any and all Claims arising out of, or incident to, or occurring in connection with or relating to the Assigned Interests prior to the Effective Date and after the expiration of the Initial Merit Term and any additional Merit Terms, including without limitation, any non-compliance by Assignor with the terms and conditions of the Contract prior to the Effective Date.  As used herein, the “Assignee Indemnified Parties” shall mean Assignee and its successors, permitted assigns, and their respective affiliates, subsidiaries, shareholders, members, partners, officers, directors, employees, and agents.

(g)
Assignor, Assignee and Exxon (by virtue of its consent hereto) each acknowledge and agree that Assignee is accepting and assuming the Assigned Interests and only those rights and obligations under the Contract which are essential to give effect to the Assigned Interests conveyed to Assignee hereby during the Initial Merit Term, including, but not limited to, Merit’s compliance with a Proportionate Share of any Performance Assurances and, except as otherwise expressly provided herein, all other rights, privileges, obligations and liabilities of Assignor arising under or by virtue of the Contract (the “Retained Exxon Agreement”) shall remain with Assignor and are expressly not accepted or assumed by Assignee.  Assignor agrees to indemnify, defend, and hold the Assignee Indemnified Parties harmless from and against any and all Claims arising out of, or incident to, or occurring in connection with or relating to the Retained Exxon Agreement, whether arising prior to or from and after the Effective Date.

2.	Option to Purchase:

(a)
During the Initial Merit Term, Merit shall have the option, in its sole discretion, to purchase from Rancher an additional six and one half (6.5) MMCF per day of CO2 (the “First Option”).  Merit shall exercise the First Option by providing written notice to Rancher of the amount of additional CO2 it desires to purchase pursuant to its option at least fifteen (15) days prior to the beginning of the month in which such additional volumes are to be delivered.  Any election by Merit to purchase additional CO2 pursuant to the First Option hereunder shall be deemed to continue month to month until Merit provides written notice to Rancher of any change at least fifteen (15) days prior to the beginning of the calendar month in which such change is to be effective.

(b)
During the Term of the Contract with respect to  the Retained Exxon Agreement, but after the Initial Merit Term, to the extent Rancher is not using for its own tertiary recovery purposes any volumes of CO2 Rancher is otherwise obligated, or able, to purchase from Exxon under the Contract (“Excess Volumes”), Merit shall have the option, in its sole discretion, to purchase from Rancher so much of such Excess Volumes as is elected by Merit (the “Second Option,” and, together with the First Option, the “Options”).  Merit shall make any such election to purchase such Excess Volumes monthly (each, an “Additional Merit Term”) by providing written notice of its election at least fifteen (15) days prior to the beginning of such Additional Merit Term.  Merit’s election for the prior month shall continue month to month unless Merit otherwise notifies Rancher in writing at least fifteen (15) days before the end of a month of a change in such election.  Such election under the Second Option shall include the amount of such Excess Volumes Merit desires to purchase.

(c)
Any CO2 purchased by Merit from Rancher under the Options shall be purchased at a price equal to (**) per MCF (the “Merit Price”).  Rancher shall invoice Merit monthly for any amounts owed to Rancher pursuant to an exercise of the Options and Merit shall remit any undisputed amounts owed by the later of (i) the fifteenth (15th) day of the month following delivery of such invoice or (ii) seven (7) days of receipt of such invoice by Merit.  Merit shall make payments by wire transfer to an account specified by Rancher.  Merit shall notify Rancher of any disputes within twenty (20) days of receiving such invoice.  All invoices provided by Rancher to Merit shall contain the quantities sold, the Contract Prices paid by Rancher, and any other information reasonably requested by Merit from time to time.  In the event Merit does not timely pay any undisputed amounts due hereunder, Merit shall be subject to the same obligations as would be imposed on Rancher for late payment under the Retained Exxon Agreement (including, without limitation, interest payments and the cessation of deliveries under Section 5.3 of the Exxon Agreement).  Except as otherwise provided in the Retained Exxon Agreement, failure to timely make payments by Merit shall not constitute a basis for the termination of the Options.

(d)
All CO2 purchased by Merit from Rancher under the Options shall be delivered by Rancher to Merit at the existing flange connection between the ExxonMobil Carbon Dioxide Pipeline at mile post 112 and the Merit Carbon Dioxide pipeline near Baroil, Fremont County, Wyoming, and will meet the same Quality Specifications as when acquired by Rancher under the Retained Exxon Agreement.

(e)
In the event it exercises one or both of the First Option and/or Second Option, Merit hereby agrees to reimburse Rancher for Merit’s Proportionate Share of (i) any reasonable third-party expenses incurred by Rancher in connection with any performance obligations imposed on Rancher under the Retained Exxon Agreement with respect to volumes taken pursuant to the Options, and (ii) any additional fees charged by Exxon under the Retained Exxon Agreement not already included in the Contract Price with respect to volumes taken pursuant to the Options, and shall comply with its Proportionate Share of any Performance Assurances (provided that nothing in this Agreement shall be construed to require Merit to reimburse Rancher for any costs incurred by Rancher in connection with Rancher’s Performance Assurances). For purposes of this Agreement, “Merit’s Proportionate Share” shall be a percentage determined with respect to any applicable period by dividing the MMCF of CO2 purchased by Merit from Rancher pursuant to the Options during such period by the total MMCF of CO2 purchased by Rancher under the Retained Exxon Agreement during such period.  Rancher shall provide written notice to Merit of any such expenses and Merit shall pay Rancher any amounts owed thereunder within thirty (30) days of its receipt of such notice.

(f)
Merit shall be entitled to Merit’s Proportionate Share of any GHGRR to which Rancher is entitled under the Retained Exxon Agreement with respect to volumes purchased pursuant to the Options.  Merit agrees to be responsible for Merit’s Proportionate Share of any performance assurances required to be provided by Rancher to Exxon under the Retained Exxon Agreement with respect to volumes purchased pursuant to the Options.  Merit’s Proportionate Share of performance assurances shall be provided at the same time and in the same manner as required to be provided by Rancher under the Contract, so long as Rancher provides Merit with written notice of such requirement in advance of the time such performance assurance is to be provided under the Contract so as to reasonably allow Merit to comply with its requirements hereunder.

(g)
During the period that Merit is purchasing volumes pursuant to the Options, Rancher shall take all actions reasonably required to comply with the terms and conditions of the Retained Exxon Agreement and to otherwise maintain the Retained Exxon Agreement as a valid, enforceable Agreement.  In the event Rancher is, or anticipates it will be, unable to perform its obligations under the Retained Exxon Agreement during such period, Rancher shall immediately provide Merit with notice thereof, and Merit shall have the right, in its sole discretion, to satisfy any such obligations in order to comply with or otherwise maintain the Retained Exxon Agreement.  In any such event, Rancher shall reimburse Merit for any third party expenses incurred by Merit (less an amount equal to Merit’s Proportionate Share of such expenses).

(h)
In an Event of Default (as hereinafter defined) during the period that Merit is purchasing CO2 volumes pursuant to the Options, Rancher shall be obligated, in Merit’s sole discretion but subject to Exxon's rights and remedies and any other terms and conditions for Exxon’s benefit only in the Retained Exxon Agreement (including without limitation, Exxon’s right to terminate under Section 5.4(d) of the Retained Exxon Agreement), to assign the Retained Exxon Agreement to Merit.  Merit may exercise its election upon written notice to Rancher and Rancher shall deliver such assignment within five (5) days after receipt of Merit’s notice.   For purposes of this Agreement, an “Event of Default” will be deemed to occur if Rancher:  (a) makes an assignment for the benefit of creditors, or transfers or assigns to a creditor legal or equitable title, however effected, to any asset comprising all or a substantial portion of Rancher’s properties (other than cash) which is collateral or security for a debt or guarantee obligation owed to such creditor; (b) files a voluntary petition in bankruptcy; (c) is adjudged as bankrupt or insolvent, or has entered against it a final order of relief in any bankruptcy or insolvency proceeding; (d) files a petition or answer seeking for it any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties; (g) within 90 days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, has not had such proceeding dismissed, or if within 90 days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

(i)
Rancher shall not enter into any amendment to the Retained Exxon Agreement that adversely affects Merit’s rights under the Options without the prior written consent of Merit, which shall not be unreasonably withheld, conditioned or delayed.

(j)
To the extent volumes are delivered under the Options, this Agreement incorporates by reference the following provisions of the Contract substituting Rancher for “Seller” and Merit for “Buyer:”  Section 7.2, Royalty Reimbursement; Article 8, Taxes; Section 9.2, Passage of Title; Article 10, Measurement and Computation of Volumes; Section 11.2, Disclaimer of Certain Warranties; Section 11.3, Failure of Carbon Dioxide to Meet Quality Specifications; Section 11.4, Limitation of Liability and General Indemnities; Section 11.6, Force Majeure; Section 11.7, Assignment; and Section 11.18, Confidentiality.  To the extent any of the foregoing impose financial or other quantifiable obligations on Merit, such obligations shall only be imposed on Merit on a proportionate basis in accordance with Merit’s Proportionate Share.

3.	Miscellaneous.

(a)	Merit may, in its sole discretion, file a memorandum of this Agreement in the county records acknowledging the existence of the Term Assignment and the Options.

(b)
Each of the parties hereto hereby represents and warrants to the other party hereto that it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf it is executing this Agreement, and its authority is not inhibited by any private agreement or legal proceeding.

(c)
Assignor hereby represents and warrants to Assignee that: (a) all of the Assigned Interests are fully assignable, subject to obtaining Exxon’s consent; (b) it has not assigned, transferred, mortgaged, pledged or otherwise encumbered any of its right, title and interest in, to and under the Assigned Interests; (c) its right, title and interest therein is free and clear of all liens and encumbrances.  This Agreement is expressly conditioned on, and subject to those terms and conditions contained in, Exxon’s consent to Assignor’s assignment of the Assigned Interests, as required by the Contract, in substantially the form of the (i) Consent to Assignment, and (ii) Assumption and Ratification of Carbon Dioxide Sale and Purchase Agreement; Partial Interest Assignment attached hereto as Exhibit A (the ”Assumption”) or as otherwise provided in Article 11.7 of the Contract.  In the event Exxon does not consent within ninety (90) days of the Effective Date, this Agreement shall terminate with no further liability or obligation by either party.

(d)
Assignor shall promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be necessary to effectuate the purposes of this Agreement.

(e)
This Agreement is governed by Colorado law, without regard to its conflicts of law provisions.  This Agreement may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

(f)	The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

(g)	In the event of any conflict between the Contract and this Agreement, the Contract shall control.

(h)
This Agreement is the complete and final agreement between the parties hereto and supersedes all prior negotiations and agreements, whether written or oral.  This Agreement may only be amended by written agreement signed by both parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ASSIGNOR/RANCHER: RANCHER ENERGY CORP., a Nevada corporation

By: /s/John Works Name: John Works Title: President and CEO

STATE OF COLORADO	§
§
COUNTY OF DENVER	§

           The foregoing instrument was acknowledged before me by John Works, the President and CEO of RANCHER ENERGY CORP., a Nevada corporation, on behalf of said corporation this 17th day of March, 2009.

/s/Cheryl L. York
Notary Public in and for the State of Colorado

(SEAL)	My Commission Expires: 09/24/2011

ASSIGNEE/MERIT:

MERIT ENERGY COMPANY, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

BY: /S/ROBERT R. MATEJEK
NAME: ROBERT R. MATEJEK
TITLE: PRESIDENT

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

           The foregoing instrument was acknowledged before me by Robert R. Matejek, the President of MERIT ENERGY COMPANY, LLC, a Delaware limited liability company, on behalf of said limited liability company this 16th day of March, 2009.

/s/Stephanie Lott

Notary Public in and for the State of Texas

(SEAL)	My commission expires: 10/07/2012